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                     August 8, 2023

       Chris Stansbury
       Chief Financial Officer
       Lumen Technologies, Inc.
       100 CenturyLink Drive
       Monroe, LA 71203

                                                        Re: Lumen Technologies,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-07784

       Dear Chris Stansbury:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Taylor Kriner, Director
SEC Reporting